Exhibit 10(a)1
                     Form of Change in Control Agreement
                                   Between
                          New Century Energies, Inc.
                                     and
                               (Executive Name)

         THIS AGREEMENT is made and entered into effective as of the 1st day of August, 1997 by and between NEW CENTURY ENERGIES, INC., a Delaware corporation (hereinafter "NCE") and (Executive Name) (hereinafter, the "Executive").

            WHEREAS Executive is a valuable employee of NCE and an integral part of its management; and

            WHEREAS NCE wishes to encourage Executive to continue Executive's career with and services to NCE for the period during and after an actual or threatened Change In Control; and

            WHEREAS the Board of Directors of NCE has determined that it would be in the best interests of NCE and its shareholders to assure continuity in the management of NCE in the event of a Change In Control by entering into this Agreement with Executive;

            NOW, THEREFORE, in consideration of the services to be performed by Executive for NCE in the future, as well as the promises and covenants contained in this Agreement, the parties agree as follows:

            Sec. 1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings prescribed below:

            Sec. 1.1 Board. "Board" means the Board of Directors of NCE. Except where this Agreement requires that action be taken by a specified percentage or number of the members of the Board, action on behalf of the Board may be taken by its Executive Committee, or by any other committee or individual specifically authorized to act on behalf of the Board by resolution of the Board.

            Sec. 1.2 Change In Control. A "Change In Control" is the occurrence of any of the events described in subsections (a) through (d) below:

     (a) Either (i) receipt by NCE of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act") disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty percent or more of the combined voting power of the outstanding stock of NCE, or (ii) actual knowledge by the Board of facts on the basis of which any Person is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty percent or more of the combined voting power of the outstanding stock of NCE.


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     (b) Purchase by any Person other than NCE or a wholly-owned subsidiary of NCE, of shares pursuant to a tender or exchange offer to acquire any stock of NCE (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty percent or more of the combined voting power of the outstanding stock of NCE (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock).

     (c) Approval by the shareholders of NCE of a transaction described in any of the following paragraphs:

         (1) Any consolidation or merger of NCE in which NCE is not the continuing or surviving corporation or pursuant to which shares of stock of NCE would be converted into cash, securities or other property, other than a consolidation or merger of NCE in which holders of its stock immediately prior to the consolidation or merger own at least a majority of the combined voting power of the outstanding stock of the surviving corporation immediately after the consolidation or merger (or at least a majority of the combined voting power of the outstanding stock of a corporation which owns directly or indirectly all of the voting stock of the surviving corporation).

         (2) Any consolidation or merger in which NCE is the continuing or surviving corporation but in which the shareholders of NCE immediately prior to the consolidation or merger do not hold at least a majority of the combined voting power of the outstanding stock of the continuing or surviving corporation (except where such holders of stock hold at least a majority of the combined voting power of the outstanding stock of the corporation which owns directly or indirectly all of the voting stock of NCE).

         (3) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of NCE (except such a transfer to a corporation which is wholly owned, directly or indirectly, by NCE), or any complete liquidation of NCE.

         (4) Any merger or consolidation of NCE where, after the merger or consolidation, one Person owns 100% of the shares of stock of NCE (except where the holders of NCE's voting stock immediately prior to such merger or consolidation own at least a majority of the combined voting power of the outstanding stock of such Person immediately after such merger or consolidation).

     (d) A change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by NCE's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.


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A Change In Control occurs on the date that an event described in subsection
(a), (b) or (d) occurs.  In the case of a transaction described in subsection
(c) which is subject to approval by the shareholders, the Change In Control occurs on the date the transaction is completed.

            Sec. 1.3 Code. "Code" means the Internal Revenue Code of 1986, as amended.

            Sec. 1.4 Disability. "Disability" or "Disabled" means the inability of Executive as a result of physiological or psychological condition to perform the essential functions of any position held by Executive on or after the date a Change In Control occurred.

            Sec. 1.5 Discharge for Cause. Solely for purposes of this Agreement, "Discharge for Cause" means a termination of Executive's employment by NCE because of Executive's fraud or dishonesty which has resulted, or is likely to result, in material economic damage to NCE, as determined in good faith by a vote of two-thirds of the non-employee directors at a meeting of the Board at which Executive has been afforded an opportunity to be heard.

            Sec. 1.6 Good Reason. "Good Reason" means the occurrence, on or after the date of a Change In Control and without Executive's written consent, of any of the following events or circumstances, as determined in good faith by Executive:

     (a) A reduction in Executive's base salary in effect immediately prior to the Change In Control.

     (b) A material reduction in Executive's target opportunity, measured as a percentage of base salary, to earn annual or long-term incentives or bonuses.

     (c) A failure to provide to Executive employee benefits and perquisites (other than amounts described in subsections (a) and (b)) which are reasonably equivalent in the aggregate to those provided to Executive immediately prior to the Change In Control.

     (d) A material reduction by NCE of Executive's job duties and responsibilities that existed immediately prior to the Change In Control, including but not limited to the assignment to Executive of duties and responsibilities which are materially inconsistent with those of Executive's position immediately prior to the Change In Control.

     (e) Assignment or reassignment of Executive to another place of employment that is more than 50 miles (measured by the shortest paved highway route) from Executive's place of employment immediately prior to the Change In Control.

     (f) A failure by NCE to pay to Executive when due any deferred compensation that was deferred by Executive prior to the Change in Control.

     (g) A failure by NCE to comply with the terms and conditions of this Agreement.

Notwithstanding the foregoing:

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     (aa)An event or circumstance shall not constitute Good Reason unless
         Executive provides written notice to NCE specifying the basis for Executive's determination that Good Reason exists within six months after the first day on which such Good Reason existed. If NCE cures the event or circumstance within 30 days of receiving such written notice (including retroactive restoration of any lost compensation or benefits, where reasonably possible), Good Reason shall be deemed never to have existed.

     (bb)NCE and Executive may, upon mutual written agreement, waive any provision of this Section which would otherwise constitute Good Reason.

            Sec. 2. TERM OF AGREEMENT. This Agreement shall become effective as of the date written in the first paragraph of this Agreement and shall be for an initial term ending on December 31, 1999. The term of this Agreement shall be automatically extended on each December 31 for one additional calendar year, unless NCE provides written notice to Executive prior to a December 31 that this sentence shall cease to apply on that December 31. (For example, on December 31, 1997, the term will be automatically extended to December 31, 2000 unless NCE gives written notice to Executive prior to December 31, 1997.) This Agreement will apply to any Change in Control that occurs during the term of this Agreement.

            Sec. 3.  ELIGIBILITY FOR BENEFITS.  Except as provided in
Sec. 3.1, if Executive is a full-time employee of NCE on the date a Change In Control occurs, Executive shall be entitled to the benefits provided under Sec. 4 following the occurrence of either of the following events:

     (a) Executive's employment is involuntarily terminated by NCE during the 36-month period following the Change In Control.

     (b) Executive terminates employment with NCE for Good Reason during the 36-month period following the Change In Control; provided that the period in which NCE could correct the Good Reason has expired.

            Sec. 3.1  Disqualification from Benefits.  Notwithstanding
Sec. 3, Executive shall not be eligible for any benefits under this Agreement under any of the following circumstances:

     (a) NCE terminates Executive's employment due to Discharge for Cause.

     (b) Executive's employment with NCE terminates due to Disability or Executive's death.

     (c) Executive voluntarily terminates employment without Good Reason. For purposes of this Agreement, a voluntary termination of employment includes any termination that qualifies as a form of "retirement" under any employee pension benefit plan maintained by NCE that covers Executive; provided that Good Reason does not exist at the time of such retirement.

     (d) Executive's employment is terminated pursuant to any policy of NCE that requires or permits mandatory retirement of Executive upon attainment of a specified age and that complies with applicable laws and regulations.

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If this Sec. 3.1 applies, Executive shall be subject to the normal policies of NCE regarding such events and shall be eligible for only such compensation and benefits as would apply if this Agreement did not exist.

            Sec. 3.2 Anticipation of Change In Control. If (i) Executive's employment is involuntarily terminated by NCE, or Executive terminates such employment with NCE for Good Reason, on or after the date on which a public announcement is made by NCE of its intention to participate in a transaction which would constitute a Change In Control, (ii) Executive would be eligible under Sec. 3 if the Change In Control had already occurred, (iii) Sec. 3.1 does not apply, and (iv) the Change In Control actually occurs, then Executive's employment shall be deemed solely for purposes of this Agreement to have terminated under Sec. 3 on the date the Change In Control occurred and Executive shall be entitled to the benefits provided under Sec. 4.

            Sec. 4. BENEFITS. If Executive is eligible under Sec. 3, Executive will receive the benefits provided under Sec. 4.1 through Sec. 4.5.

            Sec. 4.1 Severance Payment. Within five business days after Executive's termination of employment under Sec. 3 occurs, NCE will pay to Executive a lump sum equal to two and one-half times the sum of the amounts determined under subsections (a) and (b):

     (a) Executive's annual base salary immediately prior to the Change In Control.

     (b) The average of the short- and long-term bonuses that Executive received for the two calendar years immediately preceding the date Executive's employment terminated. For purposes of this subsection:

         (1) If Executive's employment terminates during 1997, the amount under this subsection (b) shall be equal to the target award payable by NCE for 1997.

         (2) If Executive's employment terminates during 1998, the amount under this subsection (b) shall be equal to the target award for 1998.

         (3) If Executive's employment terminates during 1999, the amount under this subsection (b) shall be the average of the actual bonus for 1998 and the target award for 1999.

         (4) Any portion of a bonus that was paid or awarded in the form of NCE stock will be valued for purposes of this subsection (b) at the closing price for such stock on the New York Stock Exchange on the most recent business day preceding the date the cash portion of the award became payable to Executive (disregarding any election to defer said payment).

The payment under this Sec. 4.1 shall also include any accrued but unpaid salary and pay for any accrued but unused vacation under NCE's policies which is outstanding on the date Executive's employment terminates.

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            Sec. 4.2  Stock Options and Restricted Stock.  All stock options granted to Executive which are outstanding on the date of Executive's termination of employment under Sec. 3 shall become vested, and all restrictions on restricted shares of NCE stock granted to Executive shall lapse on that date. All of Executive' outstanding stock options shall be exercisable as if Executive had remained an employee of NCE during the two and one-half year period following the termination of Executive's employment.

            Sec. 4.3 Continuation of Welfare Benefits. During the 30 month period following Executive's termination of employment under Sec. 3, Executive will be eligible for continuation of coverage for Executive and Executive's eligible dependents under all life insurance, disability, accident and health insurance coverage in effect at the time Executive's employment terminated, subject to the following:

     (a) Such coverage shall be provided under the same terms and conditions as apply to similarly situated active employees of NCE during such period. Executive shall pay to NCE the contribution, if any, required to be paid for such coverage by similarly situated active employees of NCE during such period.

     (b) If a group insurance carrier refuses to provide the coverage described in this Sec. 4.3 under its contract issued to NCE, or if NCE reasonably determines that the coverage required under this Sec.
         4.3 would cause a welfare plan sponsored by NCE to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, NCE will use its best efforts to obtain for Executive an individual insurance policy providing comparable coverage. However, if NCE determines in good faith that comparable coverage cannot be obtained for less than two times the premium or premium equivalent for such coverage under NCE's welfare plan or plans, NCE's sole obligation under this Sec.
         4.3 with respect to that coverage will be limited to paying to Executive a monthly amount equal to two times the monthly premium or premium equivalent for that coverage under NCE's plans.

     (c) Benefits provided to Executive or Executive's dependents under this section will be secondary to any comparable benefits provided by another employer to the extent permitted by applicable law.

            Sec. 4.4 Retirement Benefits. Within five business days after Executive's employment terminates under Sec. 3 (or as soon thereafter as the amount payable under this section can reasonably be determined), NCE will pay Executive a lump sum equal to the sum of the following amounts:

     (a) Retirement Plans. The present value of the additional benefit to which Executive would be entitled under the qualified defined benefit pension plan and non-qualified supplemental executive retirement plan, if any, that covered Executive on the date the termination of employment occurred, determined by assuming that Executive's employment had continued for an additional 30 months and that Executive's rate of compensation being recognized by each such plan immediately prior to the termination of employment had continued in effect during such period. The "present value" for purposes of this subsection (a) shall be determined by using the actuarial equivalent
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     factors specified in the qualified defined benefit pension plan for determining lump sum distributions (disregarding any restriction on the size of lump sum distributions allowed).

     (b) Savings Plans. The sum of the additional contributions (other than pre-tax salary deferral contributions by Executive) that would have been made or credited by NCE to Executive's accounts under each qualified defined contribution plan and non-qualified supplemental executive savings plan, if any, that covered Executive on the date the termination of employment occurred, determined by assuming that:

         (1) Executive's employment had continued for an additional 30 months.

         (2) Executive's rate of compensation being recognized by each plan immediately prior to the termination of employment had continued in effect during such period.

         (3) In the case of matching contributions, Executive's rate of pre-tax salary deferral contributions in effect immediately prior to the termination of employment had remained in effect throughout such period.

         (4) In the case of discretionary contributions by NCE, NCE continued to make such contributions during such period at the rate that applied to the most recent plan year that ended prior to the termination of employment.

            Sec. 4.5 Excise Tax Gross-Up. If Independent Tax Counsel determines that the aggregate payments made to Executive under this Agreement and any other payments to Executive from NCE which constitute "parachute payments" as defined in Code Section 280G, or any successor provision thereto ("Parachute Payments") would be subject to the excise tax imposed by Code
Section 4999 (the "Excise Tax"), then Executive will receive an additional payment (a "Gross-Up Payment") in an amount determined by Independent Tax Counsel such that after payment by Executive of all federal and state income and excise taxes (including any Excise Tax) imposed on the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed on the payments.

     (a) If Independent Tax Counsel determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that Executive has substantial authority not to report any Excise Tax on Executive's federal income tax return. If Executive is subsequently required to make a payment of any Excise Tax, then Independent Tax Counsel shall determine the grossed-up amount of such payment using the same principles as applied to calculation of the Gross-Up Payment (referred to herein as a "Gross-Up Underpayment") and any such Gross-Up Underpayment shall be promptly paid by NCE to or for the benefit of Executive.

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     (b) Executive shall notify NCE in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by NCE of a Gross-Up Payment. If NCE notifies Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this subsection, Executive shall:

         (1) Give NCE any information reasonably requested by NCE relating to such claim.

         (2) Take such action in connection with contesting such claim as NCE shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NCE.

         (3) Cooperate with NCE in good faith in order to effectively contest such claim.

         (4) Permit NCE to participate in any proceedings relating to such claim.

         NCE shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. NCE shall control all proceedings taken in connection with such contest. If NCE directs Executive to pay such claim and sue for a refund, NCE shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

     (c) If, after the receipt by Executive of an amount paid or advanced by NCE pursuant to this Section, Executive becomes entitled to receive any refund with respect to such Excise Tax, Executive shall within 10 days pay to NCE the Gross-Up Payment or Gross-Up Underpayment related to the amount of such refund (together with any interest paid or credited thereon, after adjustment for any taxes applicable to such interest or repayment).

     (d) For purposes of this Sec. 4.5, "Independent Tax Counsel" means a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by Executive and shall be reasonably acceptable to NCE. The fees and disbursements of Independent Tax Counsel shall be paid by NCE.

            Sec. 4.6 No Offsets. Executive shall be under no obligation to seek other employment or otherwise mitigate the amounts payable by NCE under Sec. 4. There will be no offset against the amounts payable under Sec. 4 on account of any compensation or earnings from any subsequent employment or self-employment of Executive, except as provided in Sec. 4.3(c). NCE's obligations to make the payments provided for this Agreement and otherwise to perform its
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obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which NCE may have against Executive or others, unless Executive has given written consent to such as set-off or is subject to a final judgment in favor of NCE.

            Sec. 5 SOURCE OF PAYMENTS. Except as otherwise provided in this section, all payments provided in Sec. 4 shall be paid from the general funds of NCE, and NCE shall not be required to establish a special or separate fund or otherwise segregate assets to assure payments will be made under this Agreement.

     (a) On or before the date a Change In Control occurs (or as soon as reasonably possible following a Change In Control for which NCE has no advance warning), NCE will establish a trust in the form generally known as a "rabbi trust", and will immediately deposit into that trust an amount equal to the total of the estimated amounts to which Executive would become entitled under Sections 4.1,
         4.4 and 4.5 in the event the requirements of Sec. 3 are satisfied.

         (1) The trustee shall be a national bank or trust company selected by NCE and reasonably acceptable to Executive.

         (2) The amount to be deposited in the trust shall be determined by an actuary employed by a nationally recognized actuarial and benefits consulting firm selected by NCE which shall be reasonably acceptable to Executive.

     (b) In the event Executive satisfies the requirements of Sec. 3 and becomes entitled to payments under Sec. 4, those payments shall be made from the assets of the trust to the extent those assets are sufficient. NCE's obligations under this Agreement shall be reduced to the extent of the payments made from the trust.

     (c) If Executive does not become eligible under Sec. 3 within 36 months after the date a Change In Control occurs, or if an event described in Sec. 3.1 occurs that makes Executive ineligible for benefits, the trust shall terminate and its assets shall be returned to NCE.

Notwithstanding the foregoing provisions of this section, it is expressly understood and agreed that Executive (and any dependent, beneficiary or estate of Executive who becomes entitled to payments hereunder) shall at all times be an unsecured creditor of NCE, and shall have no rights to assets of NCE (including assets held in any trust) that are superior to other unsecured creditors of NCE. Nothing in this Agreement shall be interpreted as creating a constructive trust over any assets of NCE or creating a fiduciary relationship between NCE and Executive or any other person.

            Sec. 6 ENFORCEMENT. The rights and obligations created under this Agreement shall be enforced as follows:

     (a) Arbitration. In the event of any dispute or difference between NCE and Executive with respect to the subject matter or interpretation of this Agreement or the enforcement of rights hereunder, such dispute or difference shall be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot
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        agree on an arbitrator or arbitrators within 30 days after the date one party notified the other of the desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Denver,
         Colorado upon the application of either party. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. In any such arbitration or subsequent proceeding, Executive shall be entitled to seek both legal and equitable relief and remedies, including but not limited to specific performance of NCE's obligations under this Agreement. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Denver, Colorado, and shall be conducted in accordance with the Rules of the AAA.

     (b) Costs and Expenses. NCE will pay all fees of the arbitrators, whether the arbitration is initiated by NCE or Executive. In addition, NCE will pay, upon written demand from Executive, all legal fees and expenses which Executive may reasonably incur in connection with the arbitration or subsequent judicial proceedings to enforce this Agreement, plus interest on any award at the applicable federal rate, under Code Section 7872(f)(2); provided, however, that this sentence shall not apply unless Executive recovers through such action some amount or benefit (regardless of size or value) in excess of the amount NCE had offered prior to commencement of the action.

     (c) Survival. The obligations under this Sec. 6 shall survive the termination of this Agreement for any reason, whether such termination is by NCE, by Executive, upon the expiration of this Agreement, or otherwise.

            Sec. 7 SUCCESSOR EMPLOYER. If Executive becomes an employee of another entity as a result of a transaction in which NCE consolidates or merges into or with such entity or transfers all or substantially all of its assets to such entity (whether or not the transaction constitutes a Change In Control), the term "NCE" in this Agreement shall mean such other entity and this Agreement shall continue in full force and effect. If Executive becomes an employee of a wholly-owned subsidiary of NCE (or of a successor entity described in the previous sentence), Executive shall be deemed for purposes of this Agreement to continue as an employee of NCE (or the successor entity) while employed by such subsidiary.

            Sec. 8  MISCELLANEOUS PROVISIONS.

            Sec. 8.1 Amendment. This Agreement may be amended or modified only in writing, signed by both parties.

            Sec. 8.2 Tax Withholding. NCE may withhold from any payments made under this Agreement all federal, state or other taxes which it determines to be required pursuant to any law or governmental regulation or ruling.

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            Sec. 8.3  Death of Executive Following Entitlement to Payments.
If Executive dies after becoming eligible under Sec. 3, but before all payments provided under Sec. 4 have been made, the remaining payments shall be made to the beneficiary designated by Executive in the most recent written instrument filed with NCE prior to Executive's death which specifically refers to this Agreement. Executive may revoke such a beneficiary designation at any time, without consent of any beneficiary, and file a new designation. If no effective beneficiary designation is on file with NCE at the time of Executive's death, the remaining payments shall be paid to Executive's estate.

            Sec. 8.4 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements relating to separation payments following a Change In Control between Executive and NCE or any predecessor to NCE. However, this Agreement shall not operate to reduce any benefit or compensation to which Executive is entitled under any plan, policy or program maintained by NCE that does not specifically relate to payments following a Change In Control, including but not limited to benefits or compensation under incentive plans, qualified retirement plans, or nonqualified supplemental or excess pension or savings plans.

            Sec. 8.5 Assignment. NCE may in its sole discretion assign this Agreement to any entity which succeeds to the business of NCE through merger, consolidation, a sale of all or substantially all of the assets of NCE, or any similar transaction. Executive acknowledges that the services to be rendered by Executive are unique and personal. Accordingly, Executive may not assign any of Executive's rights or obligations under this Agreement.

            Sec. 8.6 Successors. Subject to Sec. 8.5, the provisions of this Agreement shall be binding upon the parties hereto, upon any successor to or assign of NCE, and upon Executive's heirs and the personal representative of Executive or Executive's estate.

            Sec. 8.7 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            Sec. 8.8 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

              If to NCE, to:

              New Century Energies, Inc.
              1225 17th Street
              Denver, Colorado   80202
              Attention:  Marilyn E. Taylor, Vice President/Human Resources

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              If to Executive, to:
              _"Address"___________________
              ____________________________
              ____________________________

or to such other addresses as either party may designate in writing to the other party from time to time.

            Sec. 8.9 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement, unless the waiver specifically states that it is a continuing waiver or that it applies to other provisions. No waiver by NCE shall be valid unless in writing and signed by the chief executive officer of NCE. No waiver by Executive shall be valid unless in writing and signed by Executive.

            Sec. 8.10 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

            Sec. 8.11 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado, without giving effect to conflict of law principles.

            Sec. 8.12 Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

            Sec. 8.13 Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

            Sec. 9   WAIVER OF SEPARATION AGREEMENT (Applicable to former
Public Service Company of Colorado Executives).   Executive is currently a
party to a Separation Agreement with Public Service Company of Colorado ("PSC"), which was originally effective August 22, 1995, and which has been amended several times prior to the date of this Agreement. (That Separation Agreement, including all subsequent amendments of it executed prior to August 1, 1997, is hereinafter called the "Separation Agreement".)

            Executive is entitled to certain severance payments and other benefits under the Separation Agreement if Executive's employment terminates under certain conditions, or if Executive has a "constructive discharge", following a "change in control" of PSC. Executive understands that the merger of PSC and Southwestern Public Service Co. to form NCE is a "change in control" under the Separation Agreement. Paragraph 13 of the Separation Agreement allows Executive to waive all rights under the Separation Agreement by executing a written instrument.

            In consideration of the benefits described in this Agreement, Executive hereby waives and surrenders all rights that Executive or any of Executive's beneficiaries, survivors, heirs, successors
                                       12

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or assigns may have under the Separation  Agreement  against NCE, PSC, or any of their predecessors, successors or affiliates, either now or at any time in the future. The waiver includes, but is not limited to, all rights under the Separation Agreement to severance benefits, continuation of employee benefits, or increases in benefits provided under employee benefit plans (including nonqualified supplemental plans). For purposes of Paragraph 13 of the Separation Agreement, Executive's signature below constitutes a complete, continuing and irrevocable waiver of all the terms and conditions of the Separation Agreement, both at the present time and at all times in the future.

            IN WITNESS WHEREOF, NCE has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, all effective as of the date first above written.

EXECUTIVE                           NEW CENTURY ENERGIES, INC.

__________________________________  By:
__________________________________
(Executive Name)                          Chairman and Chief Executive Officer
                                          or Vice Chairman of the Board



                                       13

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               Schedule to Form of Change in Control Agreement


                                Effective
        Executive               Date

      Bill D. Helton           August 1, 1997

      Wayne H. Brunetti        August 1, 1997

      Marilyn E. Taylor        August 1, 1997

      Richard C. Kelly         August 1, 1997

      Doyle R. Bunch II        August 1, 1997

      Ross C. King             August 1, 1997

      David M. Wilks           August 1, 1997

      Henry Hamilton           August 1, 1997

      Gary L. Gibson           August 1, 1997

      Teresa S. Madden         August 1, 1997

      James D. Steinhilper     August 1, 1997*

      John McAfee              August 1, 1997

      Paul J. Bonavia          December 1, 1997

      Brian P. Jackson         December 1, 1997

      James T. Petillo         September 22, 1998

      Patricia Vincent         January 1, 1999

* Effective January 1, 1999 no longer employee of NCE